Exhibit 5

REINHART BOERNER VAN DEUREN s.c.
1000 North Water Street
Milwaukee, WI 53202

April 30, 2010

Johnson Outdoors Inc.
555 Main Street
Racine, WI 53403

Ladies and Gentlemen:	Re:	Registration Statement on Form S-8

We are providing this opinion in connection with the Registration Statement of Johnson Outdoors Inc., a Wisconsin corporation (the "Company"), on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 1,000,000 shares of Company Class A common stock, $.05 par value per share (the "Shares"), pursuant to the provisions of the Johnson Outdoors Inc. 2010 Long-Term Stock Incentive Plan (the "Plan").

We have examined (1) the Registration Statement; (2) the Company's Articles of Incorporation and Amended and Restated By-Laws, in each case as amended to date; (3) the Plan; (4) the corporate proceedings relating to the adoption of the Plan, the issuance of the Shares and the organization of the Company; and (5) such other documents and records as we have deemed necessary in order to render this opinion.  In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

Based upon the foregoing, it is our opinion that the Shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

Under former Section 180.0622(2)(b) of the Wisconsin Statutes, shareholders of a Wisconsin corporation could be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months' service in the case of any individual employee.  Certain Wisconsin courts interpreted "par value" to mean the full amount paid by the purchaser of shares upon the issuance thereof.  Pursuant to 2005 Wisconsin Act 474, Section 180.0622(2)(b) of the Wisconsin Statutes was repealed effective June 14, 2006 and is not applicable to obligations incurred by a Wisconsin corporation on or after such date.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not admit that we are "experts" within the meaning of section 11 of the Act, or that we come within the category of persons whose consent is required by section 7 of the Act.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

BY  /s/  James M. Bedore
             James M. Bedore